EXHIBIT 99

MEDICALCV, INC.

SELLS $8.0 MILLION OF 11% SENIOR SECURED DEBT IN

UNREGISTERED TRANSACTION

MINNEAPOLIS, April 20, 2007 — MedicalCV, Inc. announced today that it has sold $8.0 million of senior secured debt to an affiliate of Whitebox Advisors, LLC (“Whitebox”), a beneficial owner of approximately 11.5% of MedicalCV’s common stock, in an unregistered transaction.  MedicalCV also issued a five-year warrant to purchase 1.2 million shares of common stock at $4.00 per share to Whitebox.

Whitebox has the right to purchase another $2.0 million of senior secured debt on the same terms (with equivalent warrant coverage) within the next 45 days.

The debt, which is secured by substantially all of MedicalCV’s assets, has a three-year term.  Interest at 11% per year is payable quarterly in arrears.  During the first year, interest will accrue and be added to the principal balance.  At the end of the first year, based on the sale of the $8.0 million note, MedicalCV will issue a five-year warrant to purchase 137,546 shares of common stock at $4.00 per share to Whitebox.  During the second and third years, MedicalCV has the option to pay interest in cash, or have the interest accrue and be added to the principal balance.  Based on the sale of the $8.0 million note, MedicalCV will issue additional five-year warrants for the purchase of between 36,783 and 44,475 shares of common stock for each quarter in which it determines that the accrued interest should be added to principal during the second and third years.

MedicalCV may prepay the note in part or in full, subject to a prepayment premium of 8% in the first year, 6% in the second year and 3% in the third year.  MedicalCV has covenanted and agreed with Whitebox that it will not issue more than an aggregate of $12.5 million principal amount of 2007 secured notes.

The net proceeds of the offering will be used primarily for working capital purposes.

The foregoing securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact:	Eapen Chacko
Chief Financial Officer
(651) 234-6672